Exhibit 99.1

Duos Technologies Group Reports Fourth Quarter and Full Year 2023 Results

Short term revenue decline during transition to subscription revenue model combined with significant operational progress and growing pipeline of opportunities

JACKSONVILLE, FL / Globe Newswire / April 01, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT) a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the fourth quarter (“Q4 2023”) and full year ended December 31, 2023.

Fourth Quarter 2023 and Recent Operational Highlights

•	Secured contract for expansion of recurring revenues including $2.4 million, multiyear AI subscription and services agreement with Class 1 railroad for advanced AI-Based Defect Detection models.
•	Closed $360,000 in annual recurring revenue with Mexican rail operator encompassing expanded support through Duos’ Preventative Maintenance Checks and Services (PMCS) Program and Field Services Support.
•	Scanned more than 8.5 million railcars on over 665,000 unique railcars for the full year. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 40% of the total freight car population in North America.
•	Granted wide ranging Patent "Use of Artificial Intelligence to Detect Defects in Trains and Method to Use". This innovative AI patent reinforces Duos’ strong commitment to improving rail safety through technology.
•	Appointed power and logistics industry veteran Christopher King as Chief Commercial Officer. King joins Duos with over 20 years of operational and commercial leadership experience within the energy and supply chain sectors.
•	At the end of the year, the Company had $6.6 million of revenue in backlog and more than $100 million in identified opportunities.
•	Strengthened industry collaborations with Dell Technologies and NVIDIA to support AI development and achieve significant increases in performance at near “real-time” reporting. Duos featured in Dell promotional video released in Q1 2024.

Fourth Quarter 2023 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q4 2023 decreased 74% to $1.53 million compared to $5.93 million in the fourth quarter of 2022 (“Q4 2022”). Total revenue for Q4 2023 includes approximately $1.31 million in recurring services and consulting revenue, an increase of 29% over the same period. The increase in recurring revenues was driven by a new AI subscription with a major Class 1 and subscription data services with a large passenger railway.

Cost of revenues for Q4 2023 decreased 68% to $1.22 million compared to $3.79 million for Q4 2022. The decrease in costs year-over-year stems from overall lower revenues. Services and consulting cost of revenues increased by 38%, reflective of the transition to software support and data provision for the subscription business and timing of pre-programmed maintenance calls.

Gross margin for Q4 2023 decreased 86% to $303 thousand compared to $2.14 million for Q4 2022. The decline in margin during the quarter was a direct result of lower business activity timing in the technology systems area of the business in line with the refocus of the business to data subscription, AI software and support services as previously noted. The Company expects higher gross margins overall in the coming periods as a result of this transition.

Operating expenses for Q4 2023 increased 12% to $3.48 million compared to $3.10 million for Q4 2022. There was an increase in sales and marketing related to continued increased investment in the overall capability of the commercial team. Additionally, general and administration costs increased primarily due to a focus on employee retention to support the Company’s long-term operating plan.

Net operating loss for Q4 2023 totaled $3.18 million compared to net operating loss of $960,038 for Q4 2022. The increase in net operating loss was as a result of lower revenues recorded during the quarter.

Net loss for Q4 2023 totaled $3.16 million compared to a net loss of $952,427 for Q4 2022.

Cash and cash equivalents at December 31, 2023 totaled $2.44 million compared to $1.12 million at December 31, 2022. As of yearend, the Company had an additional $1.46 million in receivables, bolstering its liquidity position to approximately $3.90 million. Duos also had an additional $1.53 million of inventory as of December 31, 2023, consisting primarily of long-lead items for two ongoing RIP installations.

In March 2024, the Company entered into a securities purchase agreement with certain new and existing investors resulting in the issuance of an aggregate of 2,745 shares of Series D and Series E Convertible Preferred Stock. Duos received aggregate proceeds of $2.75 million through the transaction.

Full Year 2023 Financial Results

Total revenue for the full year 2023, decreased 50% compared to 2022. Much of the decrease was due to customer-driven delays beyond the Company’s control related to the ongoing production of the two high-speed transit-focused RIPs. The resultant timing delays of the overall project delivery timeline shifts anticipated revenues into the second half of 2024. The Company also began its transition into a greater focus on AI software and support services, much of which are recurring revenues and there was a small increase in services and consulting revenues. Underlying recurring revenues climbed by approximately 23% on a year-over-year basis. This growth is fueled by the expansion of service contracts following the completion of new portals in early 2023, coupled with the deployment of AI services with several customers and data subscription services for a large passenger transit customer. The Company anticipates these revenue sources will continue growing throughout 2024 and beyond.

Cost of revenues decreased 40% overall for the year due to the overall decrease in revenues. Cost of revenues on services and consulting decreased by 4% year-over-year despite a small increase in revenues for this category, which is a positive trend. The Company continues to put into service additional artificial intelligence algorithms and maintenance and support services which are high margin and represent only marginal increases in the requisite costs to deliver these services.

Gross margin decreased 72% for the year ended December 31, 2023 as compared to the same period in 2022. As noted above, the decline in margin was a direct result of project delays that were experienced in the latter half of 2023 offset by a slight increase in services and consulting margins. The business activity in 2023 consisted primarily of continued progression into the advanced stages of procurement and manufacturing for the transit-focused RIPs.

Operating expenses were higher by 10% in 2023 as compared to the full-year 2022. There was a 12% increase in sales and marketing related to increased investment into the capability of the commercial team, including the addition of professionals with extensive experience and leadership in the rail industry. Additionally, a small increase in general and administration costs was influenced by several factors, including non-cash amortization charges associated with roughly 400,000 share options that were issued during 2023. In late 2023, the Company took steps to rationalize some non-essential staff positions given the lower performance in 2023 with an anticipated impact of around $1 million saving in operating costs in 2024.

Net operating loss The losses from operations for the years ended, December 31, 2023 and 2022 were $11,446,566 and $6,865,149, respectively. The increase in losses from operations during the year was the result of temporary decline in system revenues stemming from a timing shift in business activity as well as project delays experienced in the latter half of 2023 that were beyond the Company’s control.

Net loss The net loss for the years ended December 31, 2023 and 2022 was $11,241,718 and $6,864,783, respectively. The increase in overall net loss was offset slightly with an increase in the Company’s recurring services and consulting. Net loss per common share was $1.56 and $1.11 for the years ended December 31, 2023 and 2022, respectively.

Financial Outlook

At the end of 2023, the Company’s contracts in backlog represented approximately $6.6 million in revenue, of which approximately $4.4 million is expected to be recognized in calendar 2024 not including an estimated $6.0 - $7.0 million in expected near-term awards and renewals. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning through fiscal 2024.

In the fourth quarter of 2023 the Company withdrew its previously issued guidance due to unforeseen delays from three major projects which delayed recognition of a substantial portion of expected revenues into 2024. Duos expects an improvement in operating results to be reflected over the course of the full year 2024 from the realization of these projects and other anticipated new projects. As a result of typical business seasonality as well as timing and other factors, the Company expects revenues in the first quarter of 2024 to be similar to the fourth quarter of 2023 before sequentially increasing throughout the remainder of the year.

Management Commentary

“2023 was a challenging year for our Company with strong progress in many areas of operations offset by project delays from three major clients which were out of our control,” said Duos Chief Executive Officer Chuck Ferry. “However, during the year we made substantial progress in the delivery of our AI algorithms and Centraco software update, the backbone of our Railcar Inspection Portal. We have significantly increased the breadth of our AI applications to also include passenger rail use cases, and continued to grow our recurring revenue base through strong renewals and add-on work as evidenced by the renewed and added contracts in early 2024.

“We continue to engage with the Class 1s, Passenger Railroads, labor unions, and Congress in a concerted effort to see this cutting-edge technology adopted on a larger scale while also using our expertise to address the broader AI Value Chain which I will discuss further in our upcoming earnings call.”

Conference Call

The Company’s management will host a conference call today, April 1, 2024, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, April 1, 2024

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13744636

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision-based technology solutions using Machine Vision and Artificial Intelligence (“AI”) to analyze fast moving freight, passenger and transit trains and trucks streamlining operations, improving safety and reducing costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022

REVENUES:
Technology systems	$3,618,022	$11,190,292
Services and consulting	3,853,176	3,822,074

Total Revenues	7,471,198	15,012,366

COST OF REVENUES:
Technology systems	4,352,247	8,376,649
Services and consulting	1,810,070	1,887,614

Total Cost of Revenues	6,162,317	10,264,263

GROSS MARGIN	1,308,881	4,748,103

OPERATING EXPENSES:
Sales and marketing	1,493,309	1,337,186
Research and development	1,812,951	1,651,064
General and Administration	9,449,187	8,625,002

Total Operating Expenses	12,755,447	11,613,252

LOSS FROM OPERATIONS	(11,446,566)	(6,865,149)

OTHER INCOME (EXPENSES):
Interest expense	(7,159)	(9,191)
Other income, net	212,007	9,557

Total Other Income (Expenses)	204,848	366

NET LOSS	$(11,241,718)	$(6,864,783)

Basic and Diluted Net Loss Per Share	$(1.56)	$(1.11)

Weighted Average Shares-Basic and Diluted	7,204,177	6,175,193

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS
CURRENT ASSETS:
Cash	$2,441,842	$1,121,092
Accounts receivable, net	1,462,463	3,418,263
Contract assets	641,947	425,722
Inventory	1,526,165	1,428,360
Prepaid expenses and other current assets	184,478	441,320

Total Current Assets	6,256,895	6,834,757

Property and equipment, net	726,507	629,490
Operating lease right of use asset	4,373,155	4,689,931
Security deposit	550,000	600,000

OTHER ASSETS:
Note Receivable, net	153,750	—
Patents and trademarks, net	129,140	69,733
Software development costs, net	652,838	265,208
Total Other Assets	935,728	334,941

TOTAL ASSETS	$12,842,285	$13,089,119

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$595,634	$2,290,390
Notes payable - financing agreements	41,976	74,575
Accrued expenses	164,113	453,023
Equipment financing payable-current portion	—	22,851
Operating lease obligations-current portion	779,087	696,869
Contract liabilities	1,666,243	957,997

Total Current Liabilities	3,247,053	4,495,705

Operating lease obligations, less current portion	4,228,718	4,542,943

Total Liabilities	7,475,771	9,038,648

Commitments and Contingencies (Note 10)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share 500,000 shares designated; 0 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 11,500 and 0 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	12	—
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2023 and December 31, 2022, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,306,663 and 7,156,876 shares issued, 7,305,339 and 7,155,552 shares outstanding at December 31, 2023 and December 31, 2022, respectively	7,306	7,156
Additional paid-in-capital	69,120,199	56,562,600
Accumulated deficit	(63,603,552)	(52,361,834)
Sub-total	5,523,966	4,207,923
Less: Treasury stock (1,324 shares of common stock at December 31, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders' Equity	5,366,514	4,050,471

Total Liabilities and Stockholders' Equity	$12,842,285	$13,089,119

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2023	2022

Cash from operating activities:
Net loss	$(11,241,718)	$(6,864,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	550,201	350,192
Stock based compensation	710,047	819,191
Stock issued for services	143,065	157,500
Amortization of operating lease right of use asset	316,776	235,834
Changes in assets and liabilities:
Accounts receivable	1,955,800	(1,679,720)
Note receivable	(153,750)	—
Contract assets	(216,225)	(422,273)
Inventory	(97,804)	(1,130,022)
Security deposit	50,000	—
Prepaid expenses and other current assets	744,771	266,539
Accounts payable	(1,694,756)	1,245,890
Accrued expenses	(289,209)	(165,069)
Operating lease obligation	(232,007)	184,728
Contract liabilities	708,245	(871,314)

Net cash used in operating activities	(8,746,564)	(7,873,307)

Cash flows from investing activities:
Purchase of patents/trademarks	(69,327)	(18,190)
Purchase of software development	(527,896)	(281,783)
Purchase of fixed assets	(496,686)	(344,915)

Net cash used in investing activities	(1,093,909)	(644,888)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(520,529)	(331,175)
Repayment of finance lease	(22,851)	(80,335)
Proceeds from common stock issued	—	8,801,003
Issuance cost	(25,797)	(942,926)
Proceeds from shares issued under Employee Stock Purchase Plan	230,400	—
Proceeds from preferred stock issued	11,500,000	1,299,000

Net cash provided by financing activities	11,161,223	8,745,567

Net increase in cash	1,320,750	227,372
Cash, beginning of year	1,121,092	893,720
Cash, end of year	$2,441,842	$1,121,092

Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,159	$9,292
Taxes paid	$29,085	$1,264

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$487,929	$353,244